Exhibit 99.1

FOR IMMEDIATE RELEASE

ENNIS, INC. REPORTS RESULTS FOR THE THREE AND SIX

MONTHS ENDED AUGUST 31, 2020 AND DECLARES QUARTERLY DIVIDEND

Midlothian, TX. September 21, 2020 -- Ennis, Inc. (the “Company"), (NYSE: EBF), today reported financial results for the three and six months ended August 31, 2020.  Highlights include:

•	Revenues decreased 20.4% for the comparative quarter and 2.7% sequentially.
•	Earnings per diluted share decreased $0.12 per share for the comparative quarter, but increased $0.09 per diluted share, or 56% over the sequential quarter.
•	Our gross profit margin decreased on a comparative quarter basis from 29.8% to 29.0%, but increased on a sequential quarter basis from 26.9%.

Financial Overview

The Company’s revenues for the second quarter ended August 31, 2020 were $86.6 million compared to $108.8 million for the same quarter last year, a decrease of 20.4%.  Gross profit margin ("margin") was $25.2 million for the quarter, or 29.0%, as compared to $32.5 million, or 29.8% for the second quarter last year.  Net earnings for the quarter were $6.4 million, or $0.25 per diluted share compared to $9.5 million, or $0.37 per diluted share for the second quarter last year. While our net earnings for the quarter were down on a comparable basis, they were up 56% from $0.16 per diluted share for our sequential quarter.

The Company’s revenues for the six-month period ended August 31, 2020 were $175.6 million compared to $216.8 million for the same period last year, a decrease of 19.0%.  Margin was $49.1 million, or 27.9%, as compared to $65.2 million, or 30.0% for the six-month periods ended August 31, 2020 and August 31, 2019, respectively.  Net earnings for the six-month period ended August 31, 2020 were $10.6 million, or $0.41 per diluted share compared to $19.2 million, or $0.74 per diluted share for the same period last year.

Keith Walters, Chairman, Chief Executive Officer and President, commented by stating “while our results continue to be significantly impacted by the COVID-19 pandemic, they continue to be within our expectations.   During the second quarter we continued to make significant advances in right sizing our organization which resulted in a 210 basis point improvement over our sequential quarter’s gross profit margin (from 26.9% to 29.0%), a $1.6 million decrease in our sequential quarter’s SG&A expenses, an increase in our sequential quarter’s cash position of over $8.0 million, and an increase in our sequential quarter’s EBITDA % of sales from 11.3% to 15.1%. The U.S. economy continues to be significantly impacted by the COVID-19 pandemic and while parts of the economy have started to re-open, unemployment rates continue to be extremely high and consumer optimism remains low.  We continue to monitor incoming order volumes so that we can proactively adjust our costs accordingly.  Although no one is sure of the exact timing of an economic recovery, we will continue to stay focused during this period of economic and social unrest.  We will continue to explore acquisitions that make sense and hunt for new sales in new markets and new channels. We will focus, as always, on maintaining our dividend.  We expect that our strong balance sheet and strong free-cash flow position should provide us with the means to accomplish these objectives.”

Non-GAAP Reconciliations

To provide important supplemental information to both management and investors regarding financial and business trends used in assessing its results of operations, from time to time the Company reports the non-GAAP financial measure of EBITDA (EBITDA is calculated as net earnings before interest expense, tax expense, depreciation, and amortization).  The Company may also report adjusted gross profit margin, adjusted earnings and adjusted diluted earnings per share, each of which is a non-GAAP financial measure.

Management believes that these non-GAAP financial measures provide useful information to investors as a supplement to reported GAAP financial information.  Management reviews these non-GAAP financial measures on a regular basis and uses them to evaluate and manage the performance of the Company’s operations.  In addition, EBITDA is a component of the financial covenants and an interest rate metric in the Company’s credit agreement.  Other companies may calculate non-GAAP financial measures differently than the Company, which limits the usefulness of the Company’s non-GAAP measures for comparison with these other companies.  While management believes the Company’s non-GAAP financial measures are useful in evaluating the Company, when this information is reported it should be considered as supplemental in nature and not as a substitute or an alternative for, or superior to, the related financial information prepared in accordance with GAAP.  These measures should be evaluated only in conjunction with the Company’s comparable GAAP financial measures.

The following table reconciles EBITDA, a non-GAAP financial measure, for the three and six months ended August 31, 2020 and August 31, 2019 to the most comparable GAAP measure, net earnings (dollars in thousands).

	Three months ended		Six months ended
	August 31,		August 31,
	2020	2019	2020	2019
Net earnings	$6,421	$9,533	$10,606	$19,165
Income tax expense	2,256	3,349	3,726	6,733
Interest expense	3	280	6	597
Depreciation and amortization	4,404	4,496	8,821	8,876
EBITDA (non-GAAP)	$13,084	$17,658	$23,159	$35,371
% of sales	15.1%	16.2%	13.2%	16.3%

In Other News

On September 18, 2020 the Board of Directors declared a quarterly cash dividend of 22.5 cents per share on the Company’s common stock.  The dividend is payable on November 6, 2020 to shareholders of record on October 9, 2020.

About Ennis

Founded in 1909, the Company is one of the largest private-label printed business product suppliers in the United States.  Headquartered in Midlothian, Texas, Ennis has production and distribution facilities strategically located throughout the USA to serve the Company’s national network of distributors.  Ennis manufactures and sells business forms, other printed business products, printed and electronic media, integrated forms and labels, presentation products, flex-o-graphic printing, advertising specialties and Post-it® Notes, internal bank forms, plastic cards, secure and negotiable documents, specialty packaging, direct mail, envelopes, tags and labels and other custom products.  For more information, visit www.ennis.com.

Safe Harbor under the Private Securities Litigation Reform Act of 1995

Certain statements that may be contained in this press release that are not historical facts are forward-looking statements that involve a number of known and unknown risks, uncertainties and other factors that could cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievement expressed or implied by such forward-looking statements. The words “anticipate,” “preliminary,” “expect,” “believe,” “intend” and similar expressions identify forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for such forward-looking statements.  In order to comply with the terms of the safe harbor, the Company notes that a variety of factors could cause actual results and experience to differ materially from the anticipated results or other expectations expressed in such forward-looking statements.  These statements are subject to numerous uncertainties, which include, but are not limited to, the severity and duration of the COVID-19 pandemic and related economic repercussions, the erosion of demand for our printer business documents as the result of digital technologies, risk or uncertainties related to the completion and integration of acquisitions, the limited number of available suppliers and variability in the prices of paper and other raw materials, and operational challenges relating to the COVID-19 pandemic and efforts to mitigate the spread of the virus, including logistical challenges, protecting the health and well-being of our employees and potential plant closures.  Other important information regarding factors that may affect the Company’s future performance is included in the public reports that the Company files with the Securities and Exchange Commission, including but not limited to, its Annual Report on Form 10-K for the fiscal year ending February 29, 2020 and its Quarterly Report on Form 10-Q for the quarter ended May 31, 2020.  The Company does not undertake, and hereby disclaims, any duty or obligation to update or otherwise revise any forward-looking statements to reflect events or circumstances occurring after the date of this release, or to reflect the occurrence of unanticipated events, although its situation and circumstances may change in the future. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  The inclusion of any statement in this release does not constitute an admission by the Company or any other person that the events or circumstances described in such statement are material.

For Further Information Contact:

Mr. Keith S. Walters, Chairman, Chief Executive Officer and President

Mr. Richard L. Travis, Jr., CFO, Treasurer and Principal Financial and Accounting Officer

Mr. Michael D. Magill, Executive Vice President and Secretary

Ennis, Inc.

2441 Presidential Parkway

Midlothian, Texas 76065

Phone: (972) 775-9801

Fax: (972) 775-9820

www.ennis.com

Ennis, Inc.

Unaudited Condensed Consolidated Financial Information

(In thousands, except share and per share amounts)

	Three months ended		Six months ended
Condensed Consolidated Operating Results	August 31,		August 31,
	2020	2019	2020	2019
Revenues	$86,612	$108,816	$175,608	$216,849
Cost of goods sold	61,457	76,358	126,546	151,695
Gross profit margin	25,155	32,458	49,062	65,154
Operating expenses	16,235	19,644	34,246	39,347
Operating income	8,920	12,814	14,816	25,807
Other (income) expense	243	(68)	484	(91)
Earnings before income taxes	8,677	12,882	14,332	25,898
Income tax expense	2,256	3,349	3,726	6,733
Net earnings	$6,421	$9,533	$10,606	$19,165

Weighted average common shares outstanding
Basic	25,974,412	26,029,359	25,965,370	26,034,122
Diluted	25,974,412	26,029,359	25,965,370	26,034,122

Earnings per share
Basic	$0.25	$0.37	$0.41	$0.74
Diluted	$0.25	$0.37	$0.41	$0.74

			August 31,	February 29,
Condensed Consolidated Balance Sheet Information			2020	2020
Assets
Current Assets
Cash			$83,906	$68,258
Accounts receivable, net			33,523	43,086
Inventories, net			33,316	34,835
Other			4,441	3,705
Total Current Assets			155,186	149,884
Property, plant & equipment, net			52,270	56,402
Operating lease right-of-use assets			17,325	20,068
Goodwill and intangible assets			135,160	139,084
Other			260	261
Total Assets			$360,201	$365,699
Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable			$13,768	$17,235
Accrued expenses			15,630	15,069
Current portion of operating lease liabilities			5,210	5,665
Total Current Liabilities			34,608	37,969
Other non-current liabilities			31,281	33,401
Total liabilities			65,889	71,370
Shareholders' Equity			294,312	294,329
Total Liabilities and Shareholders' Equity			$360,201	$365,699

			Six months ended
			August 31,
Condensed Consolidated Cash Flow Information			2020	2019
Cash provided by operating activities			$28,154	$27,718
Cash used in investing activities			(353)	(20,264)
Cash used in financing activities			(12,153)	(43,396)
Change in cash			15,648	(35,942)
Cash at beginning of period			68,258	88,442
Cash at end of period			$83,906	$52,500